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John Bluth Executive Director

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EUROPEAN MEDICINES AGENCY ADOPTS POSITIVE OPINION FOR RANOLAZINE FOR TREATMENT OF CHRONIC ANGINA

PALO ALTO, Calif., April 24, 2008 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMEA) has adopted a positive opinion recommending approval of ranolazine in the European Union (EU) for the treatment of chronic angina.

Following this positive recommendation from the CHMP, CV Therapeutics expects the European Commission to issue full marketing authorization for ranolazine by the end of June. The brand name for ranolazine in the product labeling is Latixa™.

The approved indication states that ranolazine “is indicated as add-on therapy for the symptomatic treatment of patients with stable angina pectoris who are inadequately controlled or intolerant to first-line antianginal therapies (such as beta-blockers and/or calcium antagonists).”

The labeling reflects data from the MERLIN TIMI-36 and other recently reported studies, including data showing statistically significant reductions in ventricular arrhythmias with ranolazine. The labeling also notes that the ability of ranolazine to reduce calcium overload is expected to improve myocardial relaxation and decrease left ventricular diastolic stiffness. The doses of the product in the EU will be 375 mg, 500 mg and 750 mg twice daily.

“This positive opinion from the CHMP brings ranolazine significantly closer to physicians and patients in Europe for the treatment of chronic angina,” said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics. “The strong first-in-class product labeling should position ranolazine very favorably with potential partners and allow for broad patient acceptance and premium pricing in the European market.”

“Europe represents a larger potential market for medical treatment of angina than the United States,” said Robin Bhattacherjee, executive director of CV Therapeutics Europe Ltd. “With lower rates of intervention and a tremendous unmet need for novel medical approaches to angina across the EU, we believe ranolazine could become a significant therapy in routine clinical practice.”

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics Ltd. is the company’s European subsidiary based in the United Kingdom.

CV Therapeutics’ approved products in the United States include Ranexa® (ranolazine extended-release tablets), indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and Lexiscan™ (regadenoson) injection for use as a pharmacologic stress agent in radionuclide myocardial perfusion imaging in patients unable to undergo adequate exercise stress.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: ability of CV Therapeutics to achieve profitability; operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; reliance on strategic collaborative partners; reliance on contract manufacturers; intellectual property; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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